Exhibit 10.3

Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. In addition, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “License Agreement”) is made as of this 22 day of December, 2017 (“Execution Date”), by and between Novartis Pharma AG, a company organized under the laws of Switzerland and located at Lichtstrasse 35, 4056 Basel, Switzerland (“Novartis”), and Adlai Nortye BioPharma Co. Ltd., a limited company organized under the laws of the PRC (as defined below), with headquarters at 21 Floor, Building 2, No. 452, 6th Street, Hangzhou Eco. & Tech. Development Area, 31008, PRC (“Adlai Nortye”). Novartis and Adlai Nortye are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Novartis and/or its Affiliates own or control certain Intellectual Property Rights (as defined below) Covering the Compound (each as defined below);

WHEREAS, Adlai Nortye desires to in-license certain rights to the Compound as an active ingredient and to develop, manufacture, and commercialize the Licensed Product (as defined below);

WHEREAS, subject to the contractual obligations set forth on Schedule A, Novartis desires to grant to Adlai Nortye certain rights under the Licensed IP (as defined below) related to the Compound and the Licensed Product in the Field (as defined below) in the Territory (as defined below);

WHEREAS, simultaneously with entering into this License Agreement, the Parties are entering into the Ancillary Agreement (as defined below); and

WHEREAS, Adlai Nortye desires to research, develop, market, sell and offer for sale, distribute, manufacture and have manufactured the Licensed Product using the Licensed IP in the Field in the Territory.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

1.  DEFINITIONS AND INTERPRETATION

1.1  Definitions  The capitalized terms used in this License Agreement shall have the meanings as defined below:

“Accounting Standards” means, with respect to Adlai Nortye, IFRS (International Financial Reporting Standards) as generally and consistently applied throughout Adlai Nortye’s organization. Adlai Nortye shall promptly notify Novartis in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that Adlai Nortye may only use internationally recognized accounting principles (e.g. IFRS, US GAAP, etc.).

“Adlai Nortye” shall have the meaning set forth in the preamble hereto.

“Adlai Nortye Know-How” shall have the meaning set forth in Clause 5.1.

“Adlai Nortye Patents” shall have the meaning set forth in Clause 5.1.

“Adlai Nortye Technology” shall have the meaning set forth in Clause 5.1.

“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean: (a) direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation; (b) fifty percent (50%) or more of the equity interest in the case of any other type of legal entity or status as a general partner in any partnership; (c) any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity; (d) if a Party is exposed, or has rights, to variable returns from its involvement with an entity or Person and has the ability to affect its returns through its power over such entity or Person; or (e) the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the Laws of certain countries, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Alliance Manager” shall have the meaning set forth in Clause 3.4.

“Ancillary Agreement” shall mean the Assignment, Assumption and Cooperation Agreement, dated as of the date hereof, by and between Novartis and Adlai Nortye, in the form attached hereto as Exhibit 1.

“Auditor” shall have the meaning set forth in Clause 7.4(b).

“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are open for business in Basel, Switzerland, New York City, United States of America and Hangzhou, PRC.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31.

“Claim” shall have the meaning set forth in Clause 11.1.

“Combination Product” shall have the meaning set forth in Clause 6.5.

“Commercialize” means any and all activities directed toward marketing, promoting, detailing, distributing, importing, exporting, selling or offering to sell a Licensed Product in the Field in the Territory, including, for example, branding, pricing, distribution, market research, to sell or market the Licensed Product, preparing advertising and promotional materials, sales force training, and Manufacturing activities in support of the foregoing, and “Commercialization” and “Commercializing” shall have a corresponding meaning.

“Commercially Reasonable Efforts” means those diligent efforts and resources consistent with customary practices of multinational companies in the specialty pharmaceutical industry that such a company typically devotes to a product or compound owned by it or to which it has rights of the type it has hereunder, or similar market potential at a similar stage in the development or product life thereof and later Commercialization, in light of the potential profitability, price or reimbursement, the intellectual property and competitive landscape relevant to such Licensed Product, its safety and efficacy profile, the Development and Regulatory Approval risks associated with such Licensed Product, the Patent or other proprietary position of the Licensed Product (including the ability to obtain or enforce, or have obtained or enforced, such Patent or other proprietary positions), the regulatory requirements involved.

“Competition Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger, acquisition or otherwise.

“Competition Law Notice” shall have the meaning set forth in Clause 9.2.

“Compound” means the compound BKM120 (a.k.a. Buparlisib), as further described in Schedule B, and any pharmacologically and/or therapeutically active derivatives thereof, including isomers, esters, salts, hydrates, anhydrous forms and other solvates and polymorphs of such compounds.

“Control” or “Controlled” means, with respect to any intellectual property right, information, documents or materials of a Party, that such Party or its Affiliates, (a) owns or has a license to such intellectual property right, information, documents or materials (other than pursuant to this License Agreement); and (b) has the ability to grant access, a license or a sublicense to such intellectual property right, information, documents or materials to the other Party as provided in this License Agreement without violating an agreement with or other rights of any Third Party.

“Cover”, “Covering” or “Covered” means, with respect to a claim of a Patent and a Licensed Product, that the manufacture, use, offer for sale, sale or importation of the Licensed Product would infringe a Valid Claim of such Patent in the country in which such activity occurred, but for the licenses granted in this License Agreement (or ownership thereof).

“Current Good Clinical Practice” or “cGCP” means the then-current standards for clinical trials for pharmaceuticals, as set forth in the relevant FDA regulations relating to good clinical practice and clinical trials, or equivalent Laws, rules or regulations of an applicable Regulatory Authority, at the time of the clinical trials.

“Current Good Laboratory Practice” or “cGLP” means the then-current good laboratory practices, as set forth in the United States Code of Federal Regulations Title 21, Part 58 Good Laboratory Practice for Nonclinical Laboratory Studies promulgated or endorsed by the FDA, or equivalent Laws, rules or regulations of an applicable Regulatory Authority at the time of the laboratory studies.

“Current Good Manufacturing Practice” or “cGMP” means the then-current standards for good manufacturing practices and all applicable governmental rules and regulations as applied at the site(s) of manufacture and control, as amended from time to time and in effect during the term of this License Agreement.

“Develop” or “Development” means drug development activities, including research, process development, test method development and stability testing, assay development and audit development, toxicology, formulation, pharmaceutical development, quality assurance/quality control development, statistical analysis, clinical trials, process development, packaging development, product validation activities, regulatory affairs, and the preparation, filing and prosecution of Regulatory Filings.

“Development Plan” shall have the meaning set forth in Clause 4.1.

“Disclosing Party” shall have the meaning set forth in Clause 14.1.

“Effective Date” shall have the meaning set forth in Clause 13.1.

“EMA” means the European Medicines Agency or any successor entity thereto.

“Execution Date” shall have the meaning set forth in the preamble hereto.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field” means any and all therapeutic, prophylactic and/or diagnostic uses in humans.

“First Commercial Sale” means, with respect to the Licensed Product, the first arm’s length sale to a Third Party (other than an Affiliate or sublicensee), for use of such Licensed Product in the Field in a country in the Territory, after such Licensed Product has been granted Regulatory Approval for distribution, marketing and sale (in each case to the extent required by applicable Laws) in the Field by the competent Regulatory Authorities in such country, excluding transfers or dispositions of a Licensed Product for charitable, compassionate, promotional (including samples), pre-clinical, clinical or regulatory purposes.

“Force Majeure” means any unavoidable and unforeseeable event which is beyond the reasonable control of the Party affected, including the following events: earthquake, storm, flood, fire or other acts of nature, epidemic, war (whether or not declared), riot, public disturbance, strike or lockouts, government actions, terrorist attack or the like.

“Governmental Entity” means any court, agency, authority, department, legislative or regulatory body or other instrumentality of any (i) government, (ii) country, (iii) national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country, (iv) supranational organization of which any such government or country is a member, or (v) quasi-governmental entity or self-regulatory organization of competent authority.

“ICC” shall have the meaning set forth in Clause 16.3.

“Indication” means any disease, condition or syndrome, or sign or symptom of, or associated with, a disease, condition or syndrome for which a product can be approved by a Regulatory Authority, including all lines of therapy.

“Information” means all proprietary information and data of a financial, commercial or technical nature, including Know-How, owned or Controlled by a Party, which has been supplied or otherwise made available to the other Party or its Affiliates, under this License Agreement and whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae.

“Infringement Claim” shall have the meaning set forth in Clause 12.5.

“Intellectual Property Rights” means all rights in Patents, rights to inventions, copyright and related rights, rights in trade-marks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including Know-How) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions (for their full term) of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Insolvency Event” means, in relation to Adlai Nortye, any one of the following: (a) Adlai Nortye is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against Adlai Nortye (except for involuntary bankruptcy proceedings which are dismissed within one-hundred and twenty (120) days); (b) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed for substantially all of the assets of Adlai Nortye; (c) a resolution to wind up Adlai Nortye shall have been passed other than a resolution for the solvent reconstruction or reorganization of Adlai Nortye; or (d) a resolution shall have been passed by Adlai Nortye’s board of directors to make an application for an administration order or to appoint an administrator for substantially all of the assets of Adlai Nortye.

“Inventory” means the inventory of drug substance, drug product, samples of impurities, degradation products and reference compound manufactured using the Compound listed in Schedule C, in each case whether or not the shelf life has expired prior to the Effective Date.

“Inventory Facility” shall have the meaning set forth at Clause 8.1.

“Know-How” means technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, package specifications, chemical specifications, analytical test methods, stability data, testing data, product specifications, instructions, processes, formulation information, validation documents, materials, drawings, formulae, reports, and other technology and techniques including all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical safety, safety data, preclinical and clinical data.

“Law” means any statute, law, ordinance, requirement, regulatory rule, code or order of a Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Licensed Know-How” means all Know-How solely related to the Compound owned or Controlled as of the Effective Date by Novartis and/or its Affiliates that is necessary to Develop, Manufacture, or Commercialize the Compound in the Field in the Territory.

“Licensed IP” means all Licensed Patents and Licensed Know-How.

“Licensed Patents” means the Product-Specific Patents and the Platform Patents.

“Licensed Product(s)” means one or more pharmaceutical, therapeutic or diagnostic products containing the Compound as an active ingredient alone or in combination with other active ingredients.

“Licensed Product Activities” shall have the meaning set forth in Clause 4.3.

“Losses” means all claims, damages, losses, suits, proceedings, liabilities, costs (including costs of litigation and reasonable attorney’s fees), of any kind and is not limited to matters asserted by Third Parties against a Party, but includes claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) incurred or sustained by a Party or its Affiliates in the absence of Third Party claims.

“Manufacture” means any and all activities and operations involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes of any and all Licensed Product(s), including the Compound or any other component or ingredient thereof. “Manufacturing” has a corresponding meaning.

“Marketing Authorization Application” or “MAA” shall mean an application for Regulatory Approval in the European Union to market a product in any country therein, whether filed with the EMA under the centralized EMA filing procedure or a Regulatory Authority in any country in the European Union, or any similar application, submission or filing, including an NDA, in a country or regulatory jurisdiction other than the European Union with the applicable Regulatory Authority.

“Milestone Event” shall have the meaning set forth in Clause 6.2.

“Milestone Payment” shall have the meaning set forth in Clause 6.2.

“NDA” means a New Drug Application (as more fully described in U.S. 21 C.F.R. Parts 314.50 et seq. or its successor regulation) and all amendments and supplements thereto, submitted to the FDA.

“Net Sales” means the net sales on behalf of Adlai Nortye and any of its Affiliates or sublicensees or assignees for the Licensed Product sold to Third Parties other than sublicensees/assignees, as determined in accordance with Accounting Standards. The deductions booked by Adlai Nortye and its Affiliates, sublicensees and assignees to calculate the recorded net sales from gross sales may include the following:

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“Novartis” shall have the meaning set forth in the preamble hereto.

“Novartis Indemnitees” shall have the meaning set forth in Clause 11.2.

“Party” shall have the meaning set forth in the preamble hereto.

“Patents” means (a) all issued patents and pending patent applications, including the parents thereof and issued patents maturing therefrom, in any country or supranational jurisdiction worldwide, (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Pharmacovigilance Agreement” shall have the meaning set forth in Clause 3.2.

“Phase II Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular Indication or Indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Phase III Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Platform Patents” means those Patents listed on Schedule D attached hereto under the heading “Platform Patents” as well as any Patent, other than the Product-Specific Patents, owned or Controlled by Novartis or its Affiliates as of the Effective Date that: (a) is necessary to Develop, Manufacture or Commercialize the Licensed Product in the Field in the Territory, and (b) does not solely claim, alone or in combination, a Licensed Product or use of a Licensed Product in the Field.

“PRC” means the People’s Republic of China, excluding Hong Kong, Macau, and Taiwan.

“Product-Specific Patents” means those Patents listed on Schedule D attached hereto under the heading “Product-Specific Patents,” as well as any Patent, other than the Platform Patents, owned or Controlled by Novartis or its Affiliates as of the Effective Date that: (a) is necessary to Develop, Manufacture or Commercialize the Licensed Product in the Field in the Territory, and (b) solely claims, alone or in combination, a Licensed Product or use of a Licensed Product in the Field.

“Prosecution” or “Prosecute” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, appeals, and, subject to Clause 12.2, requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, oppositions, inter partes, re-examinations, post-grant proceedings and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution” or “Prosecute” shall not include any other enforcement actions taken with respect to a Patent.

“Recipient Party” shall have the meaning set forth in Clause 14.1.

“Recovery” shall have the meaning set forth in Clause 12.3(a).

“Registrational Study” means a human clinical trial of a product in any country that is designed to generate clinical data to evaluate specified outcomes for a population defined by a particular disease, condition, or exposure, and that serves the purpose of submission to a Regulatory Authority for approval of a Marketing Authorization Application (including a supplemental Marketing Authorization Application).

“Regulatory Approval” means, with respect to a Licensed Product, any approval (notwithstanding the Indication), registration, license or authorization from a Regulatory Authority to market and sell such Licensed Product in the Field in the Territory.

“Regulatory Authority” means, with respect to any country or jurisdiction, any Governmental Entity involved in granting Regulatory Approval in that country or jurisdiction.

“Regulatory Documentation” shall mean relevant applications, registrations, licenses, authorizations, approvals and correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and relevant and available supporting documents in connection therewith relating to the use of the Compound by Novartis in the Field, including relevant clinical trial data as required for regulatory purposes and contained in any of the foregoing, including drug master files, inspection reports, related to the Compound in the Field, or as required for regulatory purposes.

means, on a Licensed Product-by-Licensed Product and country-by-country basis, that (a) Adlai Nortye or any of its Affiliates or sublicensees has been granted the exclusive right by a Regulatory Authority (or is otherwise entitled to the exclusive right by operation of Law) in such country to market and sell the Licensed Product in such country, including any pediatric or orphan drug exclusivity, or (b) the data and information submitted by Adlai Nortye or any of its Affiliates or sublicensees to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval for such Licensed Product may not be relied upon in any way by any Person other than Adlai Nortye, its Affiliates or sublicensees (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to market and sell a product for use in the same Indications as such Licensed Product by a Third Party in such country.

“Regulatory Filings” means, with respect to the Licensed Product, any submission to a Regulatory Authority of any appropriate regulatory application.

“Required Antitrust Approvals” shall have the meaning set forth in Clause 9.2.

“Royalty Term” shall have the meaning set forth in Clause 6.4(b).

“Sales & Royalty Report” shall have the meaning set forth in Clause 7.4.

“Sublicense Fees” shall have the meaning set forth in Clause 6.6.

“Sublicensing Region” means any country, region or group of countries in the Territory for which Adlai Nortye has granted a sublicense to a Third Party in accordance with Clause 2.2.

“Term” shall have the meaning set forth in Clause 13.2.

“Territory” means worldwide.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Transferred Clinical Trials” means the clinical trials designated with the following ClinicalTrials.gov identifiers: [***] and [***].

“Upfront Payment” shall have the meaning set forth in Clause 6.1.

“USD” or “US Dollars” means the lawful currency of the United States of America.

“Valid Claim” means, with respect to a particular country, (a) a claim of a pending Patent application claiming priority from any Patent that has been pending for no more than seven (7) years following the earliest priority filing date for such Patent and that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling or (b) a claim of an issued and unexpired Patent that has not been held permanently revoked, held unenforceable or invalid by a decision of a court or other Governmental Entity of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, in the case of (a) and (b) above, claims the composition of matter or method of use of a Licensed Product.

1.2  Interpretation  In this License Agreement, unless otherwise specified:

(a)  “includes” and “including” shall mean respectively includes and including without limitation;

(b)  words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)  the Schedules, Exhibits and other attachments form part of the operative provision of this License Agreement and references to this License Agreement shall, unless the context otherwise requires, include references to the Schedules, Exhibits and attachments;

(d)  references to Clauses and subclauses are to Clauses and subclauses of this License Agreement unless otherwise specified;

(e)  a reference to an enactment or statutory provision is a reference to it as it may from time to time be amended, modified, consolidated, repealed or re-enacted and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(f)  the headings in this License Agreement are for information only and shall not be considered in the interpretation of this License Agreement;

(g)  any reference to “writing” or “written” includes and any legible reproduction of words delivered in permanent and tangible form, including email (subject to compliance with the requirements of Clause 16.6);

(h)  the words “hereof”, “herein” and “hereunder” and words of like import used in this License Agreement shall refer to this License Agreement as a whole and not to any particular provision of this License Agreement; and

(i)  the Parties agree that the terms and conditions of this License Agreement are the result of negotiations between the Parties and that this License Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in its preparation.

2.  LICENSE

2.1  License Grant from Novartis to Adlai Nortye  Subject to the terms and conditions of this License Agreement and the Ancillary Agreement, Novartis hereby grants to Adlai Nortye (a) an exclusive, royalty-bearing, sublicensable (subject to Clause 2.2 below), assignable (subject to Clause 16.2 below) worldwide license under the Licensed Know-How and Product-Specific Patents and (b) a non-exclusive, royalty-bearing, sublicensable (subject to Clause 2.2 below), assignable (subject to Clause 16.2 below) license under the Platform Patents, in the case of (a) and (b), solely to Develop and Commercialize the Licensed Product in the Field in the Territory and to Manufacture and have Manufactured the Compound for use in a Licensed Product in the Field in the Territory.

2.2  Sublicensing

(a)  By Adlai Nortye. At any time after the commencement (first dose/first patient) of a Registrational Study for a Licensed Product, and subject to Clause 2.2(b) below, Adlai Nortye may sublicense the rights granted to it under Clause 2.1 of this License Agreement without the prior written consent of Novartis. Prior to such time, any proposed sublicense will require the prior written approval of Novartis.

(b)  Sublicense Requirements. Any sublicense by Adlai Nortye will be subject to a written agreement that (i) requires the sublicensee to comply with all applicable obligations of this License Agreement and the Ancillary Agreement, and (ii) is not in conflict with any term of this License Agreement or the Ancillary Agreement. Adlai Nortye shall undertake to enforce the provisions of any such sublicense and shall remain responsible and jointly and severally liable with the sublicensee to Novartis for the performance of its sublicensee’s obligations and for all acts or omissions of its sublicensees as if they were the acts or omissions of Adlai Nortye under this License Agreement or the Ancillary Agreement. Adlai Nortye shall inform Novartis of any sublicensing pursuant to this Clause 2.2 within [***] Business Days after execution of the written agreement by providing written notice to Novartis, which shall confirm compliance with the foregoing requirements, specify the various components of consideration (including up-front payments, milestones and royalties) under such sublicensing agreement, and provide the calculation of the applicable the Sublicensing Fees in accordance with Clause 6.6.

2.3  Reservation of Rights by Novartis (a)  Without prejudice to any other rights that Novartis or its Affiliates may have, Adlai Nortye agrees that Novartis and its Affiliates retain or share full and unencumbered rights under the Licensed IP to exploit or have exploited the Compound in the Territory solely outside the Field. Adlai Nortye acknowledges and agrees that as between the Parties, Novartis and/or its Affiliates are the sole owner(s) of all right, title and interest in and to the Licensed IP, and Adlai Nortye has not acquired, and shall not acquire, any right, title or interest in or to the Licensed IP pursuant to this License Agreement other than the rights expressly set forth in this License Agreement.

(b)  Notwithstanding Clause 2.1, this License Agreement is, in all respects, subject to the terms of the Ancillary Agreement and the contractual obligations of Novartis or its Affiliates set forth on Schedule A. Adlai Nortye acknowledges and agrees that Novartis and/or its Affiliates shall retain the right to Develop, use, and Commercialize the Licensed Product in the Field in the Territory and to Manufacture and have Manufactured the Compound and Licensed Product in the Field in the Territory, in each case to the extent necessary to fulfill all obligations under this License Agreement and the Ancillary Agreement and all obligations set forth on Schedule A, including those related to the Transferred Clinical Trials. For clarity, Novartis shall not utilize the foregoing retained rights for any purpose other than complying with its obligations under this License Agreement, the Ancillary Agreement, and the obligations set forth on Schedule A, including those related to the Transferred Clinical Trials. In furtherance of the foregoing, during the Term, Novartis shall not use its retained rights to grant any Person (other than a contract manufacturing organization utilized by Novartis or its Affiliates to manufacture clinical supplies) other than [***] a license under the Licensed Know-How and/or the Product-Specific Patents with respect to the Compound or a Licensed Product.

(c)  Notwithstanding any other provision of this License Agreement, Novartis retains all rights to [***] and its counterparts and makes no representation and warranties with respect to [***] and its disclosure for the purposes of Clause 10.

3.  TRANSFER OF INFORMATION AND DATA

3.1  Transfer of Regulatory Information and Licensed Know-How  Effective as of the Effective Date, Novartis hereby assigns the Regulatory Documentation listed on Schedule H to Adlai Nortye. Novartis shall provide to Adlai Nortye within [***] days of the Effective Date (if not otherwise defined in Schedule G), in accordance with the transition services agreement set forth at Schedule G, a copy of relevant and available tangible embodiments of material Licensed Know-How concerning the Licensed IP and the material Regulatory Documentation set forth on Schedule H, respectively, owned or Controlled by Novartis or its Affiliates on the Effective Date, as available in Novartis’s global database and archives. For clarity, any additional information that is available on a country level may be transferred by Novartis or its Affiliates to the extent such transfer can be accomplished using commercially reasonable efforts and only upon Adlai Nortye’s written request and at Adlai Nortye’s costs. Any request for transfer of local data shall be submitted by Adlai Nortye within [***] years after the Effective Date.

3.2  Adverse Event Reporting and Safety Data Exchange  Adlai Nortye shall cooperate with regard to the reporting and handling of safety information involving or relating to the Compound and/or the Licensed Products, to the extent required by applicable Laws.  Subject to the Ancillary Agreement, and in time to ensure that all regulatory requirements are met, and to the extent required by applicable Laws or any Regulatory Authority, Adlai Nortye will enter into written agreements containing customary terms that will govern the exchange of adverse event and other safety information reporting obligations relating to the Compound and/or Licensed Products (the “Pharmacovigilance Agreement(s)”) with Novartis, its Affiliates, and/or [***] to ensure that adverse events and other safety information is exchanged and reported to the relevant Regulatory Authorities in compliance with applicable Laws and the requirements of such Regulatory Authorities in the Territory. The Pharmacovigilance Agreement to be entered into with Novartis and/or its Affiliates will govern the exchange of adverse event and other safety information until (i) completion of the transfer of Regulatory Documentation, (ii) transfer of sponsorship or Novartis completion of clinical trial programs other than the Transferred Clinical Trials (as defined in the Ancillary Agreement) and (iii) transfer of or completion of Novartis-supported Investigator Initiated Trial agreements, in each case, in accordance with Schedule G and the other terms of this License Agreement. The Pharmacovigilance Agreement to be entered into with [***] will govern the exchange of adverse event and other safety information related to the [***] sponsored clinical trials using the Compound and/or Licensed Products supplied by Novartis, following the transfer of the [***] from Novartis to Adlai Nortye pursuant to Clauses 3.1 and 3.3. For clarity, Adlai Nortye hereby confirms and agrees to grant [***] the right to reference the [***] in accordance with the terms of the Ancillary Agreement.

3.3  Assistance  Notwithstanding the transfer of Regulatory Documentation and Licensed Know-How according to Clause 3.1, for a period of [***] months after the Effective Date, Novartis shall use commercially reasonable efforts to provide reasonable assistance upon reasonable request by Adlai Nortye to facilitate the transfer of Licensed Know-How to Adlai Nortye as contemplated by Clause 3.1, including by providing Adlai Nortye with reasonable access by teleconference to Novartis personnel involved in the Development and Manufacture of the Compound, so long as such Novartis personnel remain employed by Novartis or its Affiliates at the time the request is made. Such assistance shall not exceed [***] Novartis shall provide such assistance solely to Adlai Nortye and/or its Affiliates (but not, for clarity, to any Third Party, e.g. service providers or contract manufacturers of Adlai Nortye).  In addition, for [***] calendar months after the Effective Date, Adlai Nortye may request additional assistance from Novartis in connection with such transfer. Such additional assistance needs to be agreed upon by the Parties in writing as an amendment to this License Agreement. Novartis shall make available experts in the relevant field(s) to provide such assistance, and Adlai Nortye shall pay Novartis a fee at a rate of [***], plus expenses, for such additional assistance. Novartis shall invoice Adlai Nortye for such fees on a monthly basis, and any such fees shall become due and payable within [***] days of receipt of such invoice.

3.4  Alliance Managers  Within [***] days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a senior representative having a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this License Agreement (each, an “Alliance Manager”). The Alliance Managers will (a) serve as the contact point between the Parties for the purpose of providing Novartis with information on the progress of Adlai Nortye’s Development and Commercialization of the Licensed Products; (b) be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, including in particular the transfer of Licensed Know-How and Regulatory Documentation from Novartis to Adlai Nortye; (c) provide a single point of communication for seeking consensus both internally within the respective Party’s organization and facilitating review of external corporate communications in accordance with Clause 15; and (d) raise cross-Party and/or cross-functional disputes in a timely manner. Each Party may replace its Alliance Manager on written notice to the other Party.

3.5  Meetings  During the period from the Effective Date until the first NDA or MAA filing has been made with respect to a Licensed Product, the Alliance Managers will meet (either in person or by teleconference) at least [***] per year to review and discuss progress made under, and any changes to, the Development Plan, including the Development work performed, clinical trials, progress toward milestones, any key issues and the overall status of Development.

4.  DEVELOPMENT, COMMERCIALIZATION & MANUFACTURING

4.1  Development  Adlai Nortye will be solely responsible for and shall, subject to the terms of this License Agreement, have final decision-making authority with respect to the Development of a Licensed Product in the Field in the Territory. Adlai Nortye shall develop a plan for the clinical development of Licensed Products to be conducted by or on behalf of Adlai Nortye under this License Agreement (a “Development Plan”) within [***] days of the Effective Date, which Development Plan shall be consistent with Schedule E. Adlai Nortye shall bear [***] of all costs and expenses associated with the Development of Licensed Products.

4.2  Commercialization Adlai Nortye will be solely responsible for and shall, subject to the terms of this License Agreement, have final decision-making authority with respect to the Commercialization of a Licensed Product in the Field in the Territory. Adlai Nortye shall bear [***] of all costs and expenses associated with the Commercialization of Licensed Products.

4.3  Diligence Adlai Nortye will use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize Licensed Product(s) in the Field and shall use Commercially Reasonable Efforts to obtain Regulatory Approval for as many Indications as possible, as included in the attached Development Plan (individually and together, the “Licensed Product Activities”).

4.4  Manufacturing Adlai Nortye will be solely responsible for and shall, subject to the terms of this License Agreement, have final decision-making authority with respect to the Manufacturing of a Licensed Product in the Field in the Territory. Adlai Nortye shall bear [***] of all costs and expenses associated with the Manufacturing of Licensed Products.

4.5  Reporting Obligations  Adlai Nortye shall provide Novartis with a written summary report on or before [***], summarizing Adlai Nortye’s and/or Adlai Nortye’s Third Party collaborators’ and sublicensees’: (i) Licensed Product Activities for the Compound and/or the Licensed Product(s) in the Field in the Territory performed in the previous [***] period; and (ii) anticipated plans for the Licensed Product Activities for the Compound and/or the Licensed Product(s) in the Field in the Territory for the subsequent [***] period. Each such report shall contain, at a minimum, information sufficient to permit Novartis to evaluate the progress towards the respective obligations under this License Agreement, and, if so requested by Novartis, shall be followed-up or prefaced with a telephone conference between sufficiently qualified representatives of each Party at a mutually agreed time but in any event no later than [***] days following Novartis’ request to discuss such report in more detail. All information and data obtained under this Clause 4.5 shall be used only for the purposes of verifying compliance with the diligence obligations under Clause 4.3 and shall be treated as Adlai Nortye’s Confidential Information and subject to the confidentiality obligations set forth in Clause 14.

4.6  Compliance  Adlai Nortye agrees that in performing its obligations under this License Agreement, in particular with regard to Development activities and Licensed Product(s): (a) it shall, and shall cause its Affiliates, Third Party collaborators and sublicensees to, comply with all applicable Laws, including data privacy Laws, current international regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements; and (b) it will not knowingly employ or use any Person that has been debarred under applicable Laws.

4.7  Novartis Retained Rights and Obligations  Adlai Nortye’s rights and responsibilities as set forth in this Clause 4 shall be subject to the rights and obligations retained by Novartis under the Ancillary Agreement and the obligations set forth on Schedule A.

5.  OWNERSHIP OF INTELLECTUAL PROPERTY

5.1  Adlai Nortye Technology As between the Parties, subject to the Ancillary Agreement, Adlai Nortye will be the sole owner of any Improvements to the Licensed IP and intellectual property rights therein that are discovered, generated, developed, invented or created solely by Adlai Nortye, its Affiliates or Third Parties acting on its or its Affiliates’ behalf while conducting activities in connection with the Development, Manufacture and/or Commercialization of the Licensed Product (such Improvements and intellectual property rights, “Adlai Nortye Know-How”, and any Patents that claim such Adlai Nortye Know-How, “Adlai Nortye Patents” and, together with the Adlai Nortye Know-How, the “Adlai Nortye Technology”), and will retain all of its rights, title and interest thereto.

6.  FINANCIAL PROVISIONS

6.1  Upfront Payments In consideration of the licenses and rights granted to Adlai Nortye hereunder, as soon as practicable after receipt of Required Antitrust Approvals (or, if there are no Required Antitrust Approvals, concurrently with delivery of the Competition Law Notice), Adlai Nortye shall pay to Novartis a one-time, non-refundable, upfront closing payment (the “Upfront Payment”) in an amount equal to nine million, five hundred thousand US Dollars (US$9,500,000.00), calculated as follows: (i) ten million US Dollars (US$10,000,000.00), less (ii) five hundred thousand US Dollars (US$500,000.00) representing the exclusivity fee previously paid to Novartis by Adlai Nortye. The Upfront Payment shall be reduced by the amount of taxes withheld pursuant to Clause 7.3.

6.2  Milestone Payments In further consideration for the licenses and rights granted to Adlai Nortye hereunder, Adlai Nortye shall pay to Novartis, upon achievement of the respective milestone events (“Milestone Events”) set forth below, whether achieved by Adlai Nortye or on behalf of Adlai Nortye, itself or through any of its Affiliates or sublicensees, the corresponding one-time, non-refundable, non-creditable payments (“Milestone Payments”):

Milestone Event	Milestone Payment (US$)
Regulatory Milestones:
[***]	[***]

Milestone Event	Milestone Payment (US$)
[***]	[***]
Sales-Based Milestones:
[***]	[***]

6.3  Payment of Milestones Each Milestone shall be deemed earned as of the first achievement of the respective Milestone Event, and is payable one time only regardless of the number of Licensed Products. For clarity, more than one (1) of the Sales-Based Milestone payments may be earned based on the same Annual Net Sales of the Licensed Product.  By way of example, if in the first Calendar Year following the First Commercial Sale of a Licensed Product, the Annual Net Sales for such Licensed Product is equal to US$[***], then Adlai Nortye shall pay Novartis the Milestone Payments applicable for Milestone Events occurring as a result of Annual Net Sales exceeding both [***] and [***], for a total Milestone Payment of [***].

6.4  Royalties.

(a)  Royalty Payments. In further consideration of the license and rights granted to Adlai Nortye hereunder, during the Royalty Term (as defined below), Adlai Nortye will make royalty payments to Novartis on annual Net Sales of Licensed Product(s) in the Field in the Territory by Adlai Nortye and its Affiliates and sublicensees, on a Licensed Product-by-Licensed Product basis:

Annual Net Sales of a Licensed Product in the Territory in a Calendar Year during the Royalty Term (US$)	Royalty Rate
[***]	[***]

By way of example: If during the Royalty Term the annual Net Sales in the Territory for a Licensed Product in a Calendar Year is [***], the royalties payable in such Calendar Year shall equal [***]. For clarity, the Net Sales are calculated based on the sum of sales in any country within the Territory where such Licensed Product is sold. For clarity, [***] royalty shall be payable by Adlai Nortye to Novartis for each sale of a Licensed Product.

(b)  Royalty Term. The royalties set forth in Clause 6.4(a) will be payable on a Licensed Product-by-Licensed Product and country-by-country basis from date of the First Commercial Sale of such Licensed Product in such country and shall continue to be paid in accordance with the terms of this License Agreement until the latest of (a) the expiration of [***]; or (b) the expiration of [***] or (c) the [***] anniversary of the date of First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).

(c)  Fully Paid-Up, Royalty Free License. Following expiration of the Royalty Term for a Licensed Product in a given country, no further royalties will be payable in respect of sales of Product in such country, and, thereafter, the license granted to Adlai Nortye under Clause 2.1 with respect to the Licensed Product in such country will automatically become fully paid-up, perpetual, irrevocable and royalty-free.

(d)  Royalty Reduction. Adlai Nortye’s royalty obligations to Novartis under Clause 6.4(a) shall be on a country-by-country basis for the applicable Royalty Term in such country; provided, that the royalty amounts payable with respect to Net Sales shall be reduced, on a country-by-country basis, to [***] of the amounts otherwise payable pursuant to Clause 6.4(a) during any portion of the applicable Royalty Term in which there is not at least one (1) Valid Claim of a Patent within the Licensed IP that Covers such Licensed Product in such country.

(e)  Licensed IP Challenge. In the event that Adlai Nortye (or any sublicensee, Affiliate, or other Person acting on Adlai Nortye’s behalf) initiates or supports any proceeding or otherwise asserts any claim challenging the validity or enforceability of any of the Licensed IP before any Governmental Entity, then the Royalty Rates as set forth in Clause 6.4(a) will increase by [***].

6.5  Royalties on Combination Products If the Licensed Product is sold or provided as part of a system, package, or combination product or service that involve one or more products or services not Covered by the Licensed Patents (each, a “Combination Product”), Net Sales shall be calculated by [***]

6.6  Sublicensing Fees In addition to the other payment obligations of Adlai Nortye hereunder, and in further consideration for the sublicensing rights granted to Adlai Nortye pursuant to Clause 2.2, Adlai Nortye shall pay to Novartis a portion of net profit from any payments or other consideration received by Adlai Nortye or its Affiliates in connection with the grant of any sublicense hereunder, as follows (the “Sublicensing Fees”):

(a)  In the event of a sublicense entered into prior to [***], or in the event that [***], an amount equal to [***] of all such payments or other consideration attributable to such sublicense; and

(b)  In the event of a sublicense entered into [***], or in the event that [***], an amount equal to [***] of all such payments or other consideration attributable to such sublicense.

The applicable Sublicensing Fee shall become due and payable within [***] days after any payment of consideration under a sublicense by the sublicensee.

7.  REPORTS AND PAYMENT TERMS

7.1  Payment Terms.

(a)  Adlai Nortye shall notify Novartis in writing within [***] days after achievement of the applicable Milestone Event, and Novartis shall thereafter issue to Adlai Nortye an invoice in respect of the applicable Milestone payment. Adlai Nortye will pay such invoice to Novartis within [***] days from the date of receipt of the invoice.

(b)  Within [***] days after each [***] during the term of this License Agreement following the First Commercial Sale of a Licensed Product (on a Licensed Product-by-Licensed Product basis), Adlai Nortye will provide to Novartis a Sales & Royalty Report. Novartis shall submit an invoice to Adlai Nortye with respect to the Royalty amount shown therein. Adlai Nortye shall pay such Royalty amount within [***] days after the date of its receipt of the invoice.

(c)  All payments from Adlai Nortye to Novartis shall be made by wire transfer of immediately available funds in US Dollars to the credit of such bank account or accounts as may be designated by Novartis in writing to Adlai Nortye from time to time. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

7.2  Currency Exchange Rate All payments under this License Agreement shall be payable in US Dollars. Any amounts required to be converted to US Dollars, including any Sublicensing Fees or Royalty amounts in respect to the Net Sales of the Licensed Product in the Field in the Territory sold in a currency other than US Dollars, shall be converted to the US Dollar equivalent using the buying rate for the applicable currency of the country from which the royalties are payable, certified by the United States Federal Reserve Bank of New York, as published from time to time by the United States Federal Reserve Board, on the Internet at http://www.federalreserve.gov/releases/h10/, or elsewhere, in respect to the last Business Day of the Quarter ending immediately prior to the date on which the applicable Royalty payment, Sublicensing Fee, or other payment is due or the last date prior to such last Business Day for which such certified buying rate has been published by the United States Federal Reserve Board.

7.3  Taxes Adlai Nortye may withhold from payment made to Novartis under this License Agreement any income tax required to be withheld by Adlai Nortye under the Laws of the country or jurisdiction where Adlai Nortye is incorporated. If any tax is withheld by Adlai Nortye, Adlai Nortye shall provide Novartis with receipts or other evidence of such withholding and payment to the appropriate tax authorities on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with applicable Law. In addition, the Parties shall cooperate in accordance with applicable Law to obtain relief or reduction of taxes (including withholding tax, value added tax, sales tax, consumption tax and other similar taxes) under the applicable tax treaties, including the submission or issuance of requisite forms and information in connection with this License Agreement.

7.4  Records and Audit Rights Adlai Nortye will prepare and provide to Novartis in accordance with Clause 7.1(b), a written report or reports substantially in the form set out in Schedule F showing each of: [***]. For the avoidance of doubt, such written report shall also show details on the aforementioned (a) to (c) items for: (i) Adlai Nortye, its Affiliates and authorized sub-licensees; (ii) last Calendar Quarter and year to date data, for example, up to the last month of the last Calendar Quarter; and (iii) for each Licensed Product (“Sales & Royalty Report”).

(a)  Adlai Nortye shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this License Agreement, including in relation to Net Sales and the Sales & Royalties Report. Adlai Nortye will keep such books and records for at least [***] years following the Calendar Quarter to which they pertain.

(b)  Novartis shall have the right for a period of [***] years after receiving each Sales & Royalty Report to audit whether by itself or through its Affiliate(s) and/or to appoint an internationally-recognized independent accounting firm (whether Novartis, its Affiliate or an accounting firm, hereinafter referred to as the “Auditor”) to inspect the relevant records of Adlai Nortye and its Affiliates or its sublicensees to verify such reports, statements, records or books of accounts, as applicable. Where the Auditor is not Novartis, the Auditor shall have the right to disclose to Novartis and/or other Affiliates of Novartis its conclusions regarding any payments owed under this License Agreement.

(c)  Adlai Nortye and its Affiliates and sublicensees shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Novartis or the Auditor, as applicable, to verify the accuracy of the Sales & Royalty Reports and compliance with this License Agreement. All information received and all information learned in the course of any audit or inspection of Adlai Nortye pursuant to this Clause 7.4 shall be deemed to be Confidential Information for purposes of this License Agreement, including Clause 14.

(d)  Novartis shall pay for such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that, if an underpayment of more than [***] of the total payments due hereunder for the applicable Calendar Year is discovered, the reasonable fees and expenses charged by or incurred by the Auditor shall be paid by Adlai Nortye.

(e)  In the event that the final result of the inspection reveals an undisputed underpayment by Adlai Nortye, the underpaid amount shall be settled promptly to Novartis with interest thereon at the LIBOR rate plus [***] or the highest rate permitted by Law (whichever is lower), computed from the date such underpayment was due until the date that Adlai Nortye makes the underpayment. In the event that the final result of the inspection reveals an undisputed overpayment by Adlai Nortye, the underpaid amount shall be settled promptly to Adlai Nortye from Novartis with no interest thereon.

7.5  Reports Following the first approval of an MAA for a Licensed Product in the first country in the Territory, Adlai Nortye will provide Novartis with the following: [***]. For the avoidance of doubt, the information provided by Adlai Nortye pursuant to this Clause 7.5 shall be deemed to be Confidential Information for purposes of this License Agreement, including Clause 14.

8.  INVENTORY.

8.1  Inventory Novartis will prepare any Inventory not needed to comply with its obligations set forth on Schedule A for pick-up at the facility(ies) where such Inventory is currently located (as applicable, the “Inventory Facility”) by Adlai Nortye or a Third Party as indicated by Adlai Nortye within sixty (60) days of the Effective Date. For clarity, Adlai Nortye is responsible for obtaining all necessary import licenses and other approvals necessary to import the Inventory. Inventory will be supplied “as is,” “where is” at no additional costs but with no warranties, express or implied, including any warranty that Inventory complies with applicable specification or other release requirements as defined by Novartis or is otherwise fit for its intended purpose; Novartis shall supply to Adlai Nortye the certificate of analyses for such Inventory (if available). For clarity, in case Adlai Nortye has not picked-up the Inventory within one hundred and twenty (120) days after the Effective Date, Novartis shall be entitled to use, destroy or dispose of the Inventory at Adlai Nortye’s cost and expense. Title and risk of loss with respect to the Inventory will transfer from Novartis to License upon delivery to Adlai Nortye’s shipping agent at the Inventory Facility.

8.2  Requalification Adlai Nortye is aware and acknowledges that certain quantities forming part of the Inventory are expired and can only be used upon successful requalification. Adlai Nortye is responsible for the retesting of the Inventory prior to use and assumes the full responsibility for the use of the Inventory.

9.  FURTHER OBLIGATIONS

9.1  Actions Neither Party shall do or omit to do anything that would substantially diminish or impair the rights of Novartis or Adlai Nortye in the Licensed IP. If any Party becomes aware of any claim or challenge to the validity of the Licensed IP, it shall promptly notify the other Party in the manner set forth in Clause 16.6.

9.2  Competition Laws; Further Assurances Within [***] days following the Execution Date (which period may be extended by the mutual written agreement of the Parties), Adlai Nortye shall provide Novartis with written notice (the “Competition Law Notice”) identifying those filings, submissions, approvals or consents that are required under applicable Competition Laws, if any, in connection with the execution, delivery and performance of this License Agreement (“Required Antitrust Approvals”). The Parties agree to prepare and make appropriate filings and seek any Required Antitrust Approvals as soon as reasonably practicable following delivery of such written notice by Adlai Nortye to Novartis. The Parties shall, and shall cause their Affiliates to, promptly cooperate with each other and their Affiliates and provide such information and assistance as may be reasonably requested by the other in connection with any such filings or other actions contemplated by any Competition Law, and to use commercially reasonable efforts to obtain applicable approvals or the termination or expiration of any applicable waiting period under such Competition Laws. In connection with and without limiting the foregoing, the Parties shall and shall cause their respective Affiliates to, subject to applicable Law and except as prohibited by any applicable Governmental Entity:

(a)  promptly notify the other Party of any written communication to that Party or its Affiliates from any Governmental Entity concerning this License Agreement or the transactions contemplated hereby, and permit the other Party to review in advance (and to consider any comments made by the other Party in relation to) any proposed written communication to any of the foregoing;

(b)  not agree to participate or participate in any substantive meeting with any Governmental Entity in respect of any filings, investigation or inquiry concerning this License Agreement or the transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate; and furnish the other Party (through outside counsel) with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representations on the one hand, and any Governmental Entity, or members of their respective staffs on the other hand, with respect to this License Agreement and the transactions contemplated hereby.

In the event that a provision of this License Agreement or the Ancillary Agreement needs to be deleted or substantially revised in order to obtain clearance under applicable Competition Laws for the transactions contemplated hereby, the Parties will negotiate in good faith to reach agreement on the language contained in the particular provision in question; provided, that neither Party shall be obligated to agree to modify or amend this License Agreement or the Ancillary Agreement to the extent that this would materially alter the Parties’ rights and obligations hereunder or thereunder.

10.  REPRESENTATIONS AND WARRANTIES

10.1  Representations and Warranties by Each Party Each Party represents and warrants to the other, as of the Execution Date, that:

(a)  it is a company duly organized, validly existing, and in good standing under the Laws of its jurisdiction of formation;

(b)  it has full corporate power and authority to execute, deliver, and perform this License Agreement and the Ancillary Agreement, and has taken all corporate action required by Law and its organizational documents to authorize the execution and delivery of this License Agreement and the Ancillary Agreement and the consummation of the transactions contemplated by this License Agreement and the Ancillary Agreement; and

(c)  each of this License Agreement and the Ancillary Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

10.2  Novartis Representations and Warranties Novartis hereby represents and warrants to Adlai Nortye, as of the Execution Date, that, except as otherwise provided in the Ancillary Agreement or Schedule A:

(a)  Title. Novartis owns or Controls the Licensed IP, free and clear of all liens, claims or encumbrances, other than any such liens, claims or encumbrances what would not restrict Novartis’ right to grant the license contemplated by or otherwise conflict with this License Agreement. Novartis has not granted to any Person other than Adlai Nortye a license, covenant not to sue or similar right with respect to any component of the Licensed IP in the Field in the Territory that would restrict Novartis’ right to grant the license contemplated by or otherwise conflict with this License Agreement.

(b)  IP Claims. Other than with respect to [***], Novartis has not received any written, nor to Novartis’s actual knowledge without investigation, oral, nor to the actual knowledge of Novartis without investigation has any Person threatened, any claim of ownership, inventorship or Patent infringement, or any other claim of intellectual property misappropriation or violation, from any Third Party (including by current or former officers, directors, employees, consultants, or personnel of Novartis or any predecessor) with respect to the Licensed IP, or initiated a lawsuit against Novartis, in any case (i) challenging the ownership, validity or enforceability of any of the Licensed IP in the Field in the Territory, (ii) alleging that the license, use or practice of them infringes, violates or misappropriates: (A) the intellectual property rights of any Person; or (B) the rights of any Third Party, or (iii) seeking to enjoin or restrain such use or practice.

(c)  Patents. To Novartis’s actual knowledge, without investigation, Schedule D sets forth a complete and correct list of all Licensed Patents owned or otherwise Controlled by Novartis and its Affiliates.

(d)  No Additional IP. To Novartis’s actual knowledge, without investigation, there is no intellectual property right, in particular no Licensed Patents, owned by or licensed to Novartis or its Affiliates other than the Licensed IP, that is necessary to Develop, Manufacture and Commercialize the Licensed Product as Developed by Novartis as of the Effective Date.

(e)  Third Party Obligations. Novartis and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this License Agreement.

(f)  Legal Proceedings. There are no Legal Proceedings pending or, to Novartis’ knowledge, without investigation, threatened against Novartis, nor is Novartis a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of Novartis to consummate the transactions contemplated under this License Agreement and to perform its obligations under this License Agreement.

10.3  Novartis Covenants Novartis will not, and will cause its Affiliates not to (i) license, sell, assign or otherwise transfer to any Person any Licensed IP or (ii) incur or permit to exist, with respect to any Licensed IP, any lien, claim or encumbrance in each case, in a manner that restricts, limits, or encumbers in any material respect the rights granted to Adlai Nortye under this License Agreement.

10.4  Novartis Disclaimer Except as set forth above in Clause 10.2, NOVARTIS MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED AND ASSUMES NO RESPONSIBILITY OR LIABILITY IN RESPECT OF THE COMPOUND, LICENSED PRODUCT, LICENSED IP, INVENTORY AND/OR ANY OTHER INTELLECTUAL PROPERTY RIGHTS OR THE APPLICATION, OPERATION, OWNERSHIP, NON-INFRINGEMENT OR USE THEREOF, WHICH ADLAI NORTYE TAKES “AS-IS” AND WITH ALL FAULTS.

10.5  Adlai Nortye Representations and Warranties Adlai Nortye represents and warrants to Novartis, as of the Execution Date, that:

(a)  Compliance with Laws. Neither Adlai Nortye, nor, to the actual knowledge of Adlai Nortye, following reasonable investigation, any employee, agent or subcontractor of Adlai Nortye or its Affiliates, to be involved in the Development, Manufacture and/or Commercialization of the Compound or the Licensed Product has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a); (ii) no Person who is known by Adlai Nortye to have been debarred under Subsection (a) or (b) of Section 306 of said Act will be employed by Adlai Nortye in the performance of any activities hereunder; and (iii) to the actual knowledge of Adlai Nortye, following reasonable investigation, no Person on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List will participate in the performance of any activities under this License Agreement.

(b)  Permits. Adlai Nortye is a licensed pharmaceutical company which, together with its Affiliates and distributors, has the necessary resources, qualifications, permits and expertise to carry out its obligations under this License Agreement.

(c)  Regulatory Proceedings. Adlai Nortye is not and has not been (and has no Affiliates that are or have been) subject to any claims, litigation or proceedings by or with any Third Party (including investors, founders, employees, consultants and inventors) or investigation by local and/or Regulatory Authorities which would materially negatively impact Adlai Nortye’s ability to perform its obligations under this License Agreement.

(d)  Legal Proceedings. There is no Legal Proceeding pending or threatened against Adlai Nortye that challenges or seeks to prevent or enjoin the transactions contemplated by this License Agreement, nor is Adlai Nortye a party to any judgment or settlement which would be reasonably expected to adversely affect or restrict the ability of Adlai Nortye to perform its obligations under this License Agreement.

(e)  Financial Status. Adlai Nortye has cash on hand or commitments from investors necessary to pay the Upfront Payment, and will have cash on hand to make the other payments required under this License Agreement as and when they become due.

(f)  Competition Law Filings. No filings, submissions, approvals or consents under applicable Competition Laws are required in connection with the execution, delivery and performance of this License Agreement except those that are identified by Adlai Nortye pursuant to Section 9.

10.6  Mutual Disclaimer Except as otherwise expressly set forth in this License Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.  Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to:  (a)  the success of any Development activities related to the Compound or the Licensed Products; (b) the safety or usefulness for any purpose of the technology or materials, including the Compound or Licensed Product, it provides or discovers under this License Agreement; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this License Agreement.

10.7  Special, Indirect and Other Losses Except for claims arising out of a Party’s intentional breach, or a Party’s breach of Clause 14 or to the extent a Party seeking indemnification is actually liable to a Third Party for the following types of Losses, TO THE MAXIMUM EXTENT PERMITTED BY LAW NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS, DIMINUTION IN VALUE OR FOR ANY CONSEQUENTIAL OR INDIRECT LOSS WHATSOEVER, INCLUDING LOSS OF PRODUCTION, LOSS OF USE, LOSS OF CONTRACTS AND LOSS OF PROFITS SUFFERED BY ANY OTHER PARTY.

For the avoidance of doubt, nothing in this Clause 10.7 (or the fact that certain payments are described as non-refundable, non-creditable) is intended to affect the Upfront Payment, the Milestone Payments and Royalty Payments due and payable by Adlai Nortye to Novartis pursuant to Clause 6, including Novartis’ right to bring a claim to recover the Upfront Payment, the Milestone Payments or Royalty Payments in the event that they are not paid in accordance with the terms of this License Agreement. No Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or subcontractors.

10.8  Survival The representations and warranties made by the Parties and contained in this License Agreement shall survive the Effective Date for, and all Claims for indemnification in connection therewith shall be asserted not later than, [***] months following the Effective Date. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a Claim for indemnity hereunder and such Claim shall not have been finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity hereunder until such Claim is finally resolved or disposed of in accordance with the terms hereof.

11.  INDEMNIFICATION

11.1  Indemnification Obligations of Novartis Novartis shall indemnify and hold Adlai Nortye, its Affiliates and its respective officers, directors, agents and employees (“Adlai Nortye Indemnitees”) harmless from and against any and all Losses arising out of or resulting from any claim, demand, action, suit or proceeding (“Claim”) against or incurred by any Adlai Nortye Indemnitee to the extent arising or resulting from:

(a)  any material breach of any representation or warranty of Novartis set forth in this License Agreement or the Ancillary Agreement;

(b)  any material breach of any covenant, agreement or undertaking made by Novartis in this License Agreement or the Ancillary Agreement; or

(c)  any act or omission of Novartis or its Affiliates or any of their respective employees constituting gross negligence or willful misconduct and relating to the activities in connection with this License Agreement or the Ancillary Agreement;

provided, however, that such indemnity shall not apply to the extent Adlai Nortye has an indemnification obligation pursuant to Clause 11.2 for such damages or claims.

11.2  Indemnification Obligations of Adlai Nortye Adlai Nortye shall indemnify and hold Novartis, its Affiliates and their respective officers, directors, agents and employees (“Novartis Indemnitees”) harmless from and against any and all Losses arising out of or resulting from any Claim against or incurred by any Novartis Indemnitee to the extent arising or resulting from:

(a)  any material breach of any representation or warranty of Adlai Nortye set forth in this License Agreement or the Ancillary Agreement;

(b)  any breach of any covenant, agreement or undertaking made by Adlai Nortye in this License Agreement or the Ancillary Agreement;

(c)  the Development, Manufacturing, use or Commercialization of the Compound or Licensed IP after the Effective Date by Adlai Nortye, its Affiliates, sublicensees or Third Party contractors, including any claims or Losses arising from any use of Inventory by Adlai Nortye;

(d)  any act or omission of Adlai Nortye or its Affiliates or any of their respective employees or agents constituting gross negligence or willful misconduct and relating to the activities in connection with this License Agreement or the Ancillary Agreement;

provided, however, that such indemnity shall not apply to the extent Novartis has an indemnification obligation pursuant to Clause 11.1 for such damages or claims.

11.3  Insurance As of the Effective Date, each Party shall maintain insurance with creditworthy insurance companies or, in case of Novartis, self-insure, in accordance with applicable Laws, against such risks and in such amounts as are usually maintained or insured against by such Party.

11.4  Indemnification Procedure For the avoidance of doubt, all Claims in respect of a Novartis Indemnitee or Adlai Nortye Indemnitee shall be made solely by Novartis or Adlai Nortye, respectively.

(b)   A Party seeking indemnification hereunder (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) in writing promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(c)   Subject to the provisions of paragraph (f) below, the Indemnified Party shall not make any admission of liability, conclude any settlement or other agreement in relation to such liability or make any compromise with any Person, body or authority in relation to such liability without the prior written consent of the Indemnifying Party.

(d)   Subject to the provisions of paragraphs (e) and (f) below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) days after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of paragraph (e) below shall govern. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnified Party harmless from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all reasonable and justifiable costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within [***] days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of paragraph (f) below shall govern.

(e)   Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party shall, at the Indemnifying Party’s expense, furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party and its employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

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(f)   If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in paragraph (d) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

11.5  Mitigation of Loss  Each Indemnified Party will take and will ensure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 11. Nothing in this License Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

12.    PROSECUTION, ENFORCEMENT AND DEFENSE OF PATENTS

12.1  Patent Filings, Prosecution and Maintenance of Licensed IP

(a)   The Parties agree to cooperate in the Prosecution of all Patents under this Clause 12, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the invention disclosed in such Patents and Patent applications, obtaining execution of such other documents which are needed in the Prosecution of such Patents and Patent applications, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or Prosecute such Patents and Patent applications.

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(b)   Adlai Nortye shall have the first right and option (but not the obligation) to Prosecute any Patents and Patent applications for Product-Specific Patents, in Adlai Nortye’s name and at its sole cost and expense (including attorneys’ fees and internal costs incurred in connection therewith), and, subject to Clause 12.3, to control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto, in the Territory; provided, that any such Prosecution shall be conducted by outside counsel of Adlai Nortye mutually agreed to by the Parties. If Adlai Nortye elects not to Prosecute or to discontinue Prosecuting any Patents or Patent applications for Product-Specific Patents, it shall notify Novartis within [***] days of such election.

(c)   Novartis shall have the sole right and option (but not the obligation) to Prosecute any Patents for (i) Product-Specific Patents that Adlai Nortye elects not to Prosecute or fails to Prosecute (whether or not Novartis has received notice of such election in accordance with Clause 12.1(b)), and (ii) Platform Patents, in each case in Novartis’s name and at its sole expense (including attorney’s fees and internal costs incurred in connection therewith), and to control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto, in the Territory.

12.2  Extensions of Patent Term for Products  Adlai Nortye shall have the sole right, but not the obligation, under Product-Specific Patents to seek, in Novartis’s name if so required, patent term extensions, adjustments, restorations, or supplementary protection certificates under Applicable Law for the Licensed Product in the Territory. Adlai Nortye, its agents and attorneys will give due consideration to all suggestions and comments of Novartis regarding any such activities, including the choice of which Product-Specific Patent to apply term extensions to, but in the event or a disagreement between the Parties, Adlai Nortye shall have the final decision making authority.

12.3  Enforcement of Licensed IP

(a)   If either Party learns of any infringement, potential infringement, violation or potential violation by a Third Party of any Licensed IP in the Territory, it shall notify the other Party as soon as practicable. Thereafter, Novartis shall have the sole right (but not the obligation) to take the appropriate steps to enforce or defend all Licensed Patents against Third Parties. Any settlements, damages or other monetary awards relating to such infringement or violation by a Third Party of any Product-Specific Patents (a “Recovery”) recovered by either Party pursuant to a suit, action or proceeding brought pursuant to this Clause 12.3(a) will be allocated first to reasonable costs and expenses of such Party, , and second, all remaining Recoveries shall be deemed Net Sales for all purposes hereunder (including Royalties and Sales Milestones).

(b)   If Novartis brings any suit, action or proceeding under this Clause 12.3, Adlai Nortye agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give Novartis reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that Adlai Nortye will not be required to transfer any right, title or interest in or to any property to Novartis to confer standing on Novartis hereunder. Adlai Nortye will provide reasonable assistance to Novartis, including by providing access to relevant documents and other evidence and making its employees available, subject to Novartis’ reimbursement of any reasonable out-of-pocket Costs incurred by Novartis in providing such assistance. If Novartis elects not to bring any suit, action or proceeding under this Clause 12.3 it will promptly notify Adlai Nortye. Adlai Nortye shall have no right to enforce the Licensed IP against any Third Party, however, should Adlai Nortye desire to bring any suit, action or proceeding under this Clause 12.3 it shall request consent from Novartis to bring suit.  Novartis shall reasonably grant or deny such consent with forty-five (45) days of receiving Adlai Nortye’s request for consent.

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12.4  Enforcement of Adlai Nortye Technology If either Party learns of any infringement or violation by a Third Party of any Adlai Nortye Technology in the Territory, it shall notify the other Party as soon as practicable. Thereafter, Adlai Nortye shall have the sole right to (a) enforce all Adlai Nortye Technology against Third Parties and (b) retain any settlements, damages or other monetary awards recovered pursuant to a suit, action or proceeding brought pursuant to this Clause 12.4.

12.5  Defense of Infringement Claims of Licensed IP If any Third Party asserts a claim, demand, action, suit or proceeding against a Party (or any of its Affiliates), alleging that any Licensed Product or the use or practice of the Licensed Know-How infringes, misappropriates or violates the intellectual property rights of any Person (any such claim, demand, action, suit or proceeding being referred to as an “Infringement Claim”), the Party first having notice of the Infringement Claim shall promptly notify the other Party thereof in writing specifying the facts, to the extent known, in reasonable detail and the following shall apply:

(a)   In the case of any such Infringement Claim against either Party individually or against both Novartis and Adlai Nortye, in each case, with respect to the Licensed Product in the Field in the Territory, Adlai Nortye shall assume control of the defense of such Infringement Claim. Novartis, upon request of Adlai Nortye and if required by applicable Law, agrees to join in any such litigation at Adlai Nortye’s expense, and in any event to reasonably cooperate with Adlai Nortye at Adlai Nortye’s expense. Novartis will have the right to consult with Adlai Nortye concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which Adlai Nortye is a party, at its own expense. Adlai Nortye shall not have the right to settle any Infringement Claim without the written consent of Novartis.

(b)   During the period in which such Infringement Claim is pending and following the resolution thereof, Adlai Nortye shall bear reasonable costs incurred in connection therewith (including litigation costs, attorneys fees, costs of settlement) including damage awards, and any other payment resulting therefrom, which shall reimbursed by Novartis within three (3) months after Adlai Nortye provides notice to Novartis that such costs were incurred, but only to the extent that such costs were reasonable and have not been reimbursed otherwise. In the event Adlai Nortye is required to obtain a license from any unaffiliated third party or parties under any patent or other intellectual property right of such third party or parties, Adlai Nortye shall further be solely responsible for any costs, fees, royalties, damages or other payments associated with such license.

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13.    EFFECTIVE DATE, TERM AND TERMINATION

13.1  Effective Date; Termination Prior to the Effective Date This Agreement shall go into effect on the date (the “Effective Date”) on which Adlai Nortye pays the Upfront Payment to Novartis. Other than the provisions Clauses 1, 6.1, 9.2, 10, 13.1, 13.5, 14, 15, and 16, which shall become effective upon the Execution Date, the rights and obligations of the Parties under this Agreement shall not become effective until the Effective Date. Upon the occurrence of the Effective Date, all other provisions of this License Agreement shall become effective automatically without the need for further action by the Parties. In the event that the Effective Date does not occur within [***] days after the Execution Date, or such other date as the Parties may mutually agree, this License Agreement may be terminated by either Party on written notice to the other, unless the failure of the Effective Date not to have occurred is a result of such Party’s failure to comply with its obligations under Clause 9.2.

13.2  Term Subject to Clause 13.1, as of the Effective Date, and unless earlier terminated pursuant to this Clause 13, this License Agreement shall remain in full force and effect as follows (the “Term”):

(a)   on a Licensed Product-by-Licensed Product and country-by-country basis, this License Agreement shall expire on the date of the expiration of all applicable Royalty Terms with respect to such Licensed Product in such country; and

(b)   in its entirety upon the expiration of all applicable Royalty Terms under this License Agreement with respect to all Licensed Products in all countries in the Territory.

13.3  Effect of Expiration After the expiration of the Term pursuant to Clause 13.2 above, the following terms shall apply:

(a)   Licenses after Term Expiration in a Country. After expiration of all applicable Royalty Terms (but not after early termination) with respect to a Licensed Product in a country in the Territory pursuant to Clause 13.2(a), Adlai Nortye shall have the license rights set forth in Clause 6.4(c) with respect to such Licensed Product in such country.

(b)   Licenses after Expiration of Term in the Territory. After expiration of all applicable Royalty Terms (but not after early termination) with respect to this License Agreement in its entirety pursuant to Clause 13.2(b), Adlai Nortye shall have the license rights set forth in Clause 6.4(c) with respect to all Licensed Products throughout the Territory.

13.4   Rights of Termination following the Effective Date

(a)   Termination for Material Breach. At any time after the Effective Date, either Party may terminate this License Agreement in its entirety, in its sole discretion, immediately upon notice to the other Party in the event that such other Party commits a material breach of this License Agreement that is not cured within [***] days after such Party receives written notice from the non-breaching Party, which notice shall specify the nature of the breach. Failure to comply with any payment obligation, shall constitute a material breach of this License Agreement.

(b)   Termination for Convenience. At any time after the Effective Date and prior to its expiration, Adlai Nortye may terminate this License Agreement in its entirety, in its sole discretion, at any time upon at least [***] days’ prior written notice to Novartis for any reason.

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(c)   Insolvency. This License Agreement may be terminated by written notice by Novartis in case an Insolvency Event occurs.

13.5  Surviving Rights and Obligations Any provisions required for the interpretation or enforcement of this License Agreement shall survive the expiration or termination of this License Agreement (whether such termination occurs before or after the Effective Date). Expiration or termination of this License Agreement shall not relieve any Party of any obligations that are expressly indicated to survive expiration or termination or that accrued prior to the expiration or termination. Except as otherwise expressly provided, expiration or termination of this License Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination. Without limiting the forgoing, if the termination of this License Agreement occurs on or after the Effective Date, the provisions of Clauses 1, 5, 6 (with respect to payment obligations accrued prior to the effective date of termination), 9.2, 10.3, 10.4, 10.6, 10.7, 10.8, 11, 13, 14, 15 and 16 shall survive such termination.

13.6  Effect of Termination following the Effective Date (a)  In the event this License Agreement is terminated after the Effective Date for any reason, then notwithstanding anything contained in this License Agreement to the contrary, upon the effective date of such termination, all rights and licenses granted to Adlai Nortye under this License Agreement shall terminate, Adlai Nortye shall cease any and all Development, Manufacture and Commercialization activities with respect to all Licensed Products, and all rights and licenses granted by Novartis to Adlai Nortye (including the license granted pursuant to Clause 2.1) shall revert to Novartis. For clarity, any payment obligations that result in payments owed prior to the effective date of the termination shall become due and payable on the effective date of the termination.

(b)   Upon the termination of this License Agreement:

(i)   Adlai Nortye shall provide to Novartis a fair and accurate summary report of the status of the Development and Commercialization of each Licensed Product through the effective date of termination within [***] days after such termination.

(ii)   Adlai Nortye shall use commercially reasonable efforts to transfer and assign to Novartis all of Adlai Nortye’s and its Affiliates’ rights, title, and interests in and to any trademark(s) owned by Licensee and used solely in connection with the Commercialization of a Licensed Product. This shall be completed in accordance with applicable Laws.

(iii)   Adlai Nortye shall, as soon as reasonably practicable, transfer and assign to Novartis all Regulatory Documentation and other documented technical and other information or materials Controlled by Adlai Nortye or its Affiliates, in each case, to the extent related to a Licensed Product and necessary for Developing, Manufacturing, or Commercializing any Licensed Product in the Field in the Territory. All such transfers shall be completed in accordance with applicable Laws. In the event that such a transfer is not possible, Adlai Nortye shall use reasonable endeavors to ensure that Novartis or its designee has the benefit of the existing Regulatory Approvals and applications for the same for Licensed Products in the Territory, including granting Novartis or its designees rights to cross-reference the data and information on file with Regulatory Authorities in the relevant country in the Territory as may be necessary to facilitate the granting of separate Regulatory Approvals to Novartis.

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(iv)   Novartis shall have the option, exercisable within [***] days following the effective date of such termination, to purchase Adlai Nortye’s inventory of Licensed Products for Adlai Nortye’s costs in production of such inventory, plus [***]. Novartis may exercise such option by written notice to Adlai Nortye during such [***] day period; provided, that in the event Novartis exercises such right, Adlai Nortye shall grant, and hereby does grant, a royalty-free right and license to any trademarks, names, and logos of Adlai Nortye or its Affiliates contained therein for a period of [***] months solely to permit the orderly sale of such inventory.

(v)   Any and all sublicense agreements entered into by Adlai Nortye or any of its Affiliates with a sublicensee pursuant to this License Agreement shall survive the termination of this License Agreement, except to the extent that any such sublicensee under any sublicense is in material breach of this License Agreement or such sublicense, or Novartis elects to grant such sublicensee a direct license of the sublicensed rights on the same terms applicable to Adlai Nortye under this License Agreement. Adlai Nortye shall, at the request of Novartis, assign any such sublicense (to the extent not terminated pursuant to the preceding sentence) to Novartis or its Affiliates and, upon such assignment, Novartis or its Affiliates, as applicable, shall assume such sublicense, as applicable; provided, that at Novartis’s request, Adlai Nortye shall promptly provide to Novartis copies of each such sublicense for purposes of Novartis determining whether to instruct Adlai Nortye to assign such sublicense to Novartis or its Affiliates. For clarity, any sublicense agreement entered into by Adlai Nortye with any of its Affiliates shall terminate upon the termination of this License Agreement.

13.7  Termination Not Sole Remedy  Termination is not the sole remedy under this License Agreement, and, whether or not termination is effected and notwithstanding anything contained in this License Agreement to the contrary, all other remedies under applicable Laws will remain available except as otherwise agreed to herein.

14.   CONFIDENTIALITY

14.1  Duty of Confidence Subject to the other provisions of this Clause 14, all Information provided by a Party (the “Disclosing Party”) to the other Party (the “Recipient Party”) will be maintained by the Recipient Party in confidence and otherwise safeguarded by the Recipient Party. The Recipient Party may only use the Information strictly for the purposes of this License Agreement and pursuant to the rights and obligations of such Recipient Party under this License Agreement. Subject to the other provisions of this Clause 14, each Party shall hold as confidential such Information of the other Party or such Party’s Affiliates (in the case of Novartis, where Affiliates of Novartis disclose Information) in the same manner and with the same protection as such recipient Party maintains its own confidential information. Subject to the other provisions of this Clause 14, a Party may only disclose Information to employees, agents, contractors, consultants and advisers of such Party and its Affiliates, and in the case of Adlai Nortye, Adlai Nortye may also disclose to its sublicensees to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this License Agreement; provided that such Persons are bound to maintain the confidentiality of the Information in a manner consistent with the confidentiality provisions of this License Agreement.

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14.2  Exceptions The obligations under this Clause 14 shall not apply to any Information to the extent the Recipient Party can demonstrate by competent evidence that such Information:

(a)   is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this License Agreement by the Recipient Party or, including in the case of Novartis, its Affiliates or in the case of Adlai Nortye, through its Affiliates and/or their sublicensees;

(b)   was known to, or was otherwise in the possession of, the Recipient Party or its Affiliates, prior to the time of disclosure by Disclosing Party or any of its Affiliates;

(c)   is disclosed to the Recipient Party (or an Affiliate) on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party (or any of its Affiliates); or

(d)   is independently developed by or on behalf of the Recipient Party (or its Affiliates), as evidenced by its written records, without reference to the Information disclosed by the Disclosing Party (or its Affiliates) under this License Agreement.

Specific aspects or details of Information shall not be deemed to be within the public domain or in the possession of the Recipient Party merely because the Information is embraced by more general information in the public domain or in the possession of the Recipient Party. Further, any combination of Information shall not be considered in the public domain or in the possession of the Recipient Party merely because individual elements of such Information are in the public domain or in the possession of the Recipient Party unless the combination and its principles are in the public domain or in the possession of the Recipient Party.

14.3  Authorized Disclosures

(a)   In addition to disclosures allowed under Clause 14.2, Adlai Nortye may disclose Information belonging to Novartis or its Affiliates to the extent such disclosure is necessary in connection with the Regulatory Filings or Patent filings for a Licensed Product.

(b)   In addition to disclosures allowed under Clause 14.2, either Party may disclose Information belonging to the other Party (and/or its Affiliates) to the extent such disclosure is necessary to: (i) prosecute or defend litigation as permitted by this License Agreement; and/or (ii) comply with applicable court orders or governmental regulations.

(c)   In the event the Recipient Party is required to disclose Information of the Disclosing Party by Law or in connection with bona fide legal process, such disclosure shall not be a breach of this License Agreement; provided that the recipient Party (i) informs the Disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the Disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

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14.4  Ongoing Obligation for Confidentiality Upon early termination of this License Agreement for any reason, each Party and its Affiliates shall immediately (i) return to the other Party or destroy any Information supplied or disclosed by the other Party together with all hard copies thereof, except for (A) such copies as must be retained pursuant to applicable Law, and (B) one copy which may be retained in its confidential files for archive purposes, (ii) destroy all notes and all summaries or extracts in any medium prepared by or on behalf of recipient derived from this Information, and (iii) use all reasonable efforts to procure that all Third Parties, to which this Information was disclosed, destroy or erase any Information contained in any materials and documentation recorded in any memory device.

15.  PRESS RELEASE Neither Party shall issue any press release, trade announcement or make any other public announcement or statement with regard to the transactions contemplated by this License Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld. Where consent is forthcoming, the Parties agree to consult with each other regarding the content of any such press release or other announcement and to provide at least [***] Business Days for such consultation and approval. The aforementioned restriction shall not apply to announcements required by any Regulatory Authority or Governmental Entity under applicable Law or stock exchange rule provided that in such event the Parties shall coordinate the wording and Adlai Nortye shall take into consideration any requests of Novartis. Each Party hereto acknowledges that Adlai Nortye and Novartis shall have the right to disclose a brief summary of the transaction, including the amounts payable by Adlai Nortye under this License Agreement, in its official financial reports.

16.   MISCELLANEOUS

16.1  Governing Law; Venue This License Agreement shall be governed by and is construed under the Laws of New York, USA, without giving effect to the conflicts of Laws provision thereof, and without regard to the United Nations Convention on Contracts for the International Sale of Goods (Vienna Convention).

16.2  Assignment

(a)   No Party may assign its rights and obligations under this License Agreement without the other Party’s prior written consent, except that (i) Novartis may assign its rights and obligations under this License Agreement or any part hereof to one or more of its Affiliates without the consent of Adlai Nortye and/or to a successor entity or acquirer of the business or assets to which the Licensed Agreement relates; and (ii) Adlai Nortye may assign this License Agreement in its entirety to an Affiliate or a successor to all or substantially all of its business or assets to which this License Agreement relates; provided in all cases, that any permitted assignee shall assume all obligations of its assignor under this License Agreement and the Ancillary Agreement (or related to the assigned portion in case of a partial assignment), and no permitted assignment shall relieve the assignor of liability hereunder or thereunder. Any attempted assignment in contravention of the foregoing shall be void and not binding to the other Party. Subject to the terms of this License Agreement, this License Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

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(b)   Any assignment by either Party will be subject to a written agreement that (i) requires the assignee to comply with all applicable obligations of this License Agreement and the Ancillary Agreement, and (ii) is not in conflict with any term of this License Agreement or the Ancillary Agreement. Adlai Nortye shall undertake to enforce the provisions of any such assignment and shall remain responsible and jointly and severally liable with the assignee to Novartis hereunder for the performance of assignee’s obligations and for all acts or omissions of its assignees as if they were the acts or omissions of Adlai Nortye under this License Agreement and the Ancillary Agreement.

16.3  Dispute Resolution Any unresolved disputes between the Parties relating to, arising out of or in any way connected with this License Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this License Agreement, shall be resolved by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Arbitration shall be held in Hong Kong, according to the commercial rules of the International Chamber of Commerce (“ICC”). The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with ICC rules; provided, that each Party shall within [***] days after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators shall together, within [***] days, select a third arbitrator as the chairman of the arbitration panel. Each arbitrator shall have significant experience in the pharmaceutical business. If the two (2) initial arbitrators are unable to select a third arbitrator within such [***] day period, the third arbitrator shall be appointed in accordance with ICC rules. The arbitrators shall render their opinion within [***] days of the final arbitration hearing. Judgment on the award so rendered may be entered in any court of competent jurisdiction.

16.4  Injunctive Relief The Parties understand and agree that monetary damages may not be a sufficient remedy for breach of this License Agreement and that each Party will be entitled to seek equitable relief, including injunction and specific performance for any such breach. Nothing contained in this License Agreement shall be construed as limiting a Party’s right to any other remedies it may have under this License Agreement or in Law, including the recovery of damages for breach of this License Agreement.

16.5  Force Majeure If and to the extent that any Party is prevented or delayed by Force Majeure from performing any of its obligations under this License Agreement and promptly so notifies the other Party in writing, specifying the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its Commercially Reasonable Efforts to resume full performance thereof.

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16.6  Notices All notices, consents, waivers, and other communications under this License Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by email (with written confirmation of receipt), provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and email address set forth below (or to such other addresses and email address as a Party may designate by written notice):

If to Adlai Nortye:

Adlai Nortye Biopharma Co. Ltd.
21 Floor, Building 2, No. 452
6th Street, Hangzhou Eco. & Tech. Development Area
31008, PRC
Attn: [***]
Email: [***]

If to Novartis:

Novartis Pharma AG

Lichtstrasse 35

4056 Basel, Switzerland

Attn: [***]

Email: [***]

With a copy to:

Novartis Pharma AG

Lichtstrasse 35

CH-4056 Basel, Switzerland

Attn: [***]

Email: [***]

Each Party may change its address for purposes of this License Agreement by written notice to the other Party.

16.7  Waiver and Amendments The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this License Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this License Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

16.8  Severability Without prejudice to any other rights that the Party may have pursuant to this License Agreement, every provision of this License Agreement is intended to be severable. If any provision of this License Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this License Agreement, which shall remain in full force and effect. The Parties hereto agree to consult each other and to agree upon a new stipulation which is permissible under the Law and which comes as close as possible to the original purpose and intent of the invalid, void or unenforceable provision.

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16.9  Entire Agreement This License Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

16.10   Relationship of the Parties Nothing contained in this License Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Novartis and Adlai Nortye, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this License Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this License Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

16.11  Expenses Except as otherwise expressly provided in this License Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this License Agreement.

16.12  Further Assurances Novartis and Adlai Nortye hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this License Agreement.

16.13  Compliance with Law Each Party shall perform its obligations under this License Agreement in accordance with all applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this License Agreement which violates, or which it believes, in good faith, may violate, any applicable Law.

16.14  Headings Titles or captions of clauses contained in this License Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this License Agreement or the intent of any provision hereof.

16.15  English Language This License Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this License Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail. All communications and notices pursuant to and under this License Agreement shall be in the English language.

16.16   Counterparts This License Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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The Parties to this License Agreement have caused this License Agreement to be executed and delivered as of the date first written above.

ADLAI NORTYE BIOPHARMA CO. LTD.

By:	/s/ [***]
Name:	[***]
Title:	[***]

[Signature Page to License Agreement]

The Parties to this License Agreement have caused this License Agreement to be executed and delivered as of the date first written above.

NOVARTIS PHARMA AG		NOVARTIS PHARMA AG

By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	[***]	Title:	[***]

[Signature Page to License Agreement]

SCHEDULE A

CONTRACTUAL OBLIGATIONS

[***]

SCHEDULE B

COMPOUND

[***]

SCHEDULE C

MATERIAL TO BE TRANSFERRED

[***]

[***]

SCHEDULE D

LICENSED PATENTS

[***]

SCHEDULE E

DEVELOPMENT PLAN

[***]

[***]

SCHEDULE F

SALES & ROYALTY REPORTING FORM

[***]

[***]

SCHEDULE G

TRANSITION SERVICES AGREEMENT

[***]

[***]

SCHEDULE H

E-DOCUMENT INVENTORY (INCL. REGULATORY DOCUMENTATION)

[***]

EXHIBIT 1

FORM OF ANCILLARY AGREEMENT

[***]